Exhibit 99.1

Ruby Tuesday, Inc. Reports Fiscal Second Quarter 2017 Financial Results

Provides Strategic Updates on Fresh Start Initiatives

MARYVILLE, TN--(BUSINESS WIRE)--January 5, 2017--Ruby Tuesday, Inc. (NYSE:RT) today announced financial results for the fiscal quarter ended November 29, 2016.

Fiscal Second Quarter 2017 Highlights (13 weeks ended November 29, 2016, compared to the 13 weeks ended December 1, 2015):

  Total revenue declined 17.7% to $214.7 million, which included a net reduction of 109 Company-owned Ruby Tuesday restaurants compared to the second quarter of the prior fiscal year, including 95 restaurants closed in connection with our Fresh Start Initiative announced on August 11, 2016.
  Same-restaurant sales declined 4.1% compared to a 0.8% increase in the second quarter of the prior fiscal year.
  Closures and Impairments expense was $15.7 million compared to $12.1 million in the second quarter of the prior fiscal year.
  Net Loss was $38.0 million, or ($0.63) per diluted share, compared to a Net Loss of $15.8 million, or ($0.26) per diluted share in second quarter of the prior fiscal year.
  Restaurant level margin* declined 410 basis points to 11.5%.
  Adjusted Net Loss* was $10.9 million, or ($0.18) per diluted share, compared to an Adjusted Net Loss of $2.4 million, or ($0.04) per diluted share in the second quarter of the prior fiscal year.
  Adjusted EBITDA* was negative $2.7 million compared to $14.1 million in the second quarter of the prior fiscal year.
  As of November 29, 2016, the Company had cash on hand of $38.6 million.

* Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share are non-GAAP measures. Reconciliations of Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share to the most directly comparable financial measures presented in accordance with United States Generally Accepted Accounting Principles (GAAP) are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures” and “Condensed Consolidated Statements of Operations.”

Lane Cardwell, Interim President and Chief Executive Officer, commented, “While the results of our fiscal second quarter were disappointing, I am excited about the strategic changes and the new product rollouts that began with the introduction of our Fresh New Menu in November and will continue in January with the national launch of our Fresh New Garden Bar.”

Cardwell continued, “Our progress in executing the key strategies of the Fresh Start initiative should be viewed in two stages. The first is marked by the launch of our Fresh New Menu in mid-November while the second is marked by the launch of the enhanced Garden Bar in mid-January. We believe this combination will ultimately have a positive impact on our performance through increasing guest count and frequency.”

Cardwell concluded, “Our new menu has been designed to showcase the affordability and value that Ruby Tuesday offers. We view the national launch of our reinvented Garden Bar as our greatest brand differentiator by appealing to customers’ desire for fresh, healthy options. Furthermore, based on market survey data the New Garden Bar resonates well and scores high with our target customer base. Most importantly, the entire team is focused on providing an enhanced guest experience through new product offerings as well as service improvements. We believe these efforts should change the trajectory of our business and drive shareholder value.”

Update on Fresh Start Initiatives

As announced on October 6, 2016, the Company plans to accelerate the execution of its Fresh Start Initiatives to better address the challenges currently facing the business, improve financial profitability, and create long-term value for shareholders.

The Company has continued to make progress on its Fresh Start Initiatives. Key updates include:

Fresh New Menu

  The Company launched a new core menu mid-November 2016 across all Ruby Tuesday restaurants which has been redesigned to better communicate freshness and affordability to our guests and in order to connect with our target demographic of women and families.
  The Fresh New Menu added new menu items that feature high quality ingredients including new shareable appetizers, garden fresh salads, pastas, and desserts, as well as a new drink and redesigned kids menu.
    There are four new freshly prepared salads (BBQ Chicken Salad, Crispy Chicken Cobb Salad, Mediterranean Chicken Salad or Kale Caesar Salad) that can be served three ways (tossed, chopped or chopped and stuffed in a warm baguette).
    New appetizers include Philly Cheesesteak Potstickers, Buffalo Chicken Tostadas, and Italian Five-Cheese Skillet.
  The Fresh New Menu also reduced the total number of items offered by approximately 30% to remove underutilized and overly complicated options which simplified operations.

Fresh New Garden Bar

  On January 17, 2017, the Company will be rolling out its Fresh New Garden Bar nationally across all Ruby Tuesday restaurants.
    The launch will be supported by marketing through national television, on-line video, social media, and multiple other vehicles inside and outside the restaurant to showcase and tell the story of the New Garden Bar.
  Ruby Tuesday will dramatically expand the product offering from 36 to 58 items, which we believe will provide enhanced value and variety for our guests.
  The Fresh New Garden Bar will include fresh greens, raw vegetable toppings, roasted vegetables, crispy toppings, as well as hummus, dips and fruits.
    The Company will also introduce a line of eight new salad dressings made in-house that are naturally gluten-free and utilize the freshest ingredients to ensure great taste and high quality.

Fresh Experience

  The Company continues to improve customer service through the execution of plans focused on key measures of guest satisfaction. During the second quarter, Ruby Tuesday reached its best ever overall satisfaction score.
  The Company expects to complete 13 store remodels by the end of January 2017 in certain markets, which upon completion will be followed by re-grand openings supported by local marketing.
  Pending the results of the market tests, the Company is placing the remodeling program on a temporary hold while measuring the combined results from a new look, new menu and new Garden Bar.

Asset Rationalization Plan

  The Company is in the contract process to sell 25 properties with average expected net proceeds of $1.6 million per location. This includes 20 properties closed as a result of our Asset Rationalization Plan announced on August 11, 2016.

Fiscal Second Quarter 2017 Financial Results

Total revenue was $214.7 million, a decrease of 17.7% or $46.2 million from the second quarter of the prior fiscal year. This decrease was due to a net reduction of 109 Company-owned Ruby Tuesday restaurants as compared to the second quarter of the prior fiscal year and a same-restaurant sales decline of 4.1% at Company-owned Ruby Tuesday restaurants.

The second quarter same-restaurant sales decrease was driven in part by guest traffic declines resulting from a challenging external environment, with year-over-year guest counts down 2.8%. Additionally, given the Company’s promotional activity during the quarter, average check declined 1.3%.

Restaurant level margin* decreased to $24.6 million from $40.4 million in the second quarter of the prior fiscal year. As a percentage of restaurant sales and operating revenue, restaurant level margin declined 410 basis points to 11.5% driven primarily by underperforming promotional activities which resulted in inefficient management of controllable costs.

General and administrative expenses (G&A) increased to $18.4 million from $14.2 million in the second quarter of the prior fiscal year. As a percentage of total revenue, G&A expenses increased 320 basis points to 8.6% from 5.4%. The increase in G&A was primarily due to an increase in costs associated with executive transition.

Marketing expenses, net increased to $14.0 million from $13.7 million in the second quarter of the prior fiscal year. As a percentage of revenue, marketing expenses, net increased 130 basis points to 6.5% from 5.2%. The increase in marketing expenses, net as a percentage of total revenue was primarily due to deleveraging on lower sales.

Net Loss was $38.0 million, or ($0.63) per diluted share, compared to Net Loss of $15.8 million, or ($0.26) per diluted share, in the second quarter of the prior fiscal year.

Adjusted Net Loss* was $10.9 million, or ($0.18) per diluted share, compared to Adjusted Net Loss of $2.4 million, or ($0.04) per diluted share, in the second quarter of the prior fiscal year. Adjusted Net Loss for the second quarter of fiscal year 2017 excluded adjustments of $27.1 million, primarily related to closures and impairment charges. Adjusted Net Loss for the second quarter of fiscal year 2016 excluded adjustments of $13.4 million, primarily related to closures and impairment charges. A reconciliation between Net Loss and Adjusted Net Loss is included in the accompanying financial data.

Balance Sheet

The Company ended the fiscal 2017 second quarter with cash and cash equivalents totaling $38.6 million and debt of $223.2 million.

Sale of Property

During the quarter, Ruby Tuesday completed the sale of its property at 150 W. Church Avenue in Maryville, Tennessee for $2.8 million. Team members will be relocated to the Company’s other Tennessee-based Restaurant Support Center at 333 E. Broadway Avenue in Maryville, Tennessee by the end of January 2017.

Restaurant Activity

As of November 29, 2016, there were 613 Ruby Tuesday restaurants system-wide, of which 546 were Company-owned. During the second quarter, one Company-owned Ruby Tuesday restaurant was closed. Additionally, one international franchised Ruby Tuesday restaurant was closed during the quarter.

Conference Call & Webcast

The Company will host a conference call today to discuss fiscal second quarter 2017 financial results at 5:00 PM Eastern Time. The conference call can be accessed live by dialing 888-778-9058 or for international callers by dialing 913-312-1495. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517. The passcode is 1690932. The replay will be available through Sunday, February 5, 2017.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of November 29, 2016, there were 613 Ruby Tuesday restaurants in 42 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 546 Ruby Tuesday restaurants and franchised 67 Ruby Tuesday restaurants, comprised of 18 domestic and 49 international restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to our asset rationalization project, cost savings initiatives, and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages and healthcare reform; changes in senior management or in the Board of Directors; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurants or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; prevailing conditions in the real estate market that may affect expected results under our Asset Rationalization Plan, our ability to obtain waivers under, or amendments to, certain of our credit facilities by the lenders under such facilities, and other risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended May 31, 2016.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with GAAP. We also believe that securities analysts, investors and other interested parties frequently use Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income (Loss) per share in evaluating issuers. Because other companies in some cases calculate Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss), or Adjusted Net Income/(Loss) per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net Loss, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share, all of which are non-GAAP financial measures. Reconciliation of Restaurant Level Margin, which is also a non-GAAP measure, to Net Loss are presented in the Condensed Consolidated Statements of Operations. The Company defines Restaurant Level Margin as Restaurant Sales and Operating Revenue less Cost of Goods Sold, Payroll and Related Costs, and Other Restaurant Operating Costs. EBITDA is defined as Net Loss before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain expenses (income) including, but not limited to, Closures and Impairments, Net, and Executive Transition. Adjusted Net Loss is defined as Net Loss, excluding certain expenses/(income) as detailed in Adjusted EBITDA as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, Income Tax Benefit from Adjustments, and Income Tax Benefit Adjusted to the Statutory Rate. Adjusted Net Loss per share is defined as Adjusted Net Loss divided by diluted shares outstanding.

Financial Results For the Second Quarter of Fiscal Year 2017
(Amounts in thousands)
(Unaudited)
	November 29,	May 31,
CONDENSED BALANCE SHEETS	2016	2016
Assets

Cash and Cash Equivalents	$38,565	$67,341
Accounts and Other Receivables	7,018	12,827
Inventories	21,257	21,595
Income Tax Receivable	5,213	3,003
Prepaid Rent and Other Expenses	9,628	11,508
Assets Held for Sale	26,728	4,642

Total Current Assets	108,409	120,916

Property and Equipment, Net	617,433	671,250
Other Assets	43,493	45,751

Total Assets	$769,335	$837,917

Liabilities
Current Maturities of Long-Term Debt, including
Capital Leases	$13,629	$9,934
Deferred Revenue - Gift Cards	14,780	16,354
Other Current Liabilities	91,053	71,418

Total Current Liabilities	119,462	97,706

Long-Term Debt and Capital Leases, less
Current Maturities	209,609	213,803
Deferred Escalating Minimum Rents	43,157	51,535
Other Deferred Liabilities	63,799	67,093

Total Liabilities	436,027	430,137

Shareholders' Equity	333,308	407,780

Total Liabilities and
Shareholders' Equity	$769,335	$837,917

Financial Results For the Second Quarter and First 26 Weeks of Fiscal Year 2017 (Amounts in thousands except per share amounts) (Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		26 Weeks		26 Weeks
	Ended	Percent of	Ended	Percent of	Ended	Percent of	Ended	Percent of
	November 29,	Total	December 1,	Total	November 29,	Total	December 1,	Total
	2016	Revenue	2015	Revenue	2016	Revenue	2015	Revenue

Revenue:
Restaurant sales and operating revenue	$213,815	99.6	$259,330	99.4	$469,579	99.6	$537,237	99.4
Franchise revenue	904	0.4	1,626	0.6	1,797	0.4	3,199	0.6
Total Revenue	214,719	100.0	260,956	100.0	471,376	100.0	540,436	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	62,142	29.1	70,305	27.1	134,332	28.6	146,546	27.3
Payroll and related costs	80,418	37.6	92,284	35.6	171,025	36.4	187,619	34.9
Other restaurant operating costs	46,620	21.8	56,385	21.7	103,983	22.1	118,592	22.1

Restaurant Level Margin (excludes franchise revenue)	24,635	11.5	40,356	15.6	60,239	12.8	84,480	15.7

Depreciation and amortization	10,488	4.9	12,936	5.0	21,717	4.6	25,742	4.8
(as a percent of Total revenue)
General and administrative expenses	18,394	8.6	14,156	5.4	34,483	7.3	30,078	5.6
Marketing expenses, net	14,025	6.5	13,692	5.2	29,521	6.3	27,166	5.0
Closures and impairments, net	15,708	7.3	12,072	4.6	45,900	9.7	14,784	2.7
Total operating costs and expenses	247,795		271,830		540,961		550,527

Loss From Operations	(33,076)	(15.4)	(10,874)	(4.2)	(69,585)	(14.8)	(10,091)	(1.9)

Interest expense, net	4,844	2.3	5,105	2.0	9,721	2.1	11,105	2.1

Loss before income taxes	(37,920)	(17.7)	(15,979)	(6.1)	(79,306)	(16.8)	(21,196)	(3.9)
Provision / (benefit) for income taxes	36	0.0	(180)	(0.1)	(1,658)	(0.4)	(1,203)	(0.2)

Net Loss	$(37,956)	(17.7)	$(15,799)	(6.1)	$(77,648)	(16.5)	$(19,993)	(3.7)

Net Loss Per Share:
Basic	$(0.63)		$(0.26)		$(1.29)		$(0.33)
Diluted	$(0.63)		$(0.26)		$(1.29)		$(0.33)

Shares:
Basic	60,170		61,455		59,980		61,400
Diluted	60,170		61,455		59,980		61,400

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Loss, and Adjusted Net Loss Per Share
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	November 29,	December 1,	November 29,	December 1,
	2016	2015	2016	2015

Net Loss	$(37,956)	$(15,799)	$(77,648)	$(19,993)

Depreciation and Amortization	10,488	12,936	21,717	25,742
Interest Expense, net	4,844	5,105	9,721	11,105
Provision / (Benefit) for Income Taxes	36	(180)	(1,658)	(1,203)
EBITDA	$(22,588)	$2,062	$(47,868)	$15,651
Closures and Impairments, Net (1)	15,708	12,072	45,900	14,784
Executive Transition (2)	4,208	-	4,208	(1,274)
Adjusted EBITDA	$(2,672)	$14,134	$2,240	$29,161

Net Loss	$(37,956)	$(15,799)	$(77,648)	$(19,993)

Closures and Impairments, Net (1)	15,708	12,072	45,900	14,784
Executive Transition (2)	4,208	-	4,208	(1,274)
Debt Prepayment Penalties & Deferred Financing Fees (3)	-	-	-	1,084
Income Tax Benefit from Adjustments (4)	(7,905)	(4,792)	(19,888)	(5,792)
Income Tax Benefit Adjusted to Statutory Rate (5)	15,086	6,162	29,819	7,210
Adjusted Net Loss	$(10,859)	$(2,357)	$(17,609)	$(3,981)

Net Loss Per Share	$(0.63)	$(0.26)	$(1.29)	$(0.33)

Adjusted Net Loss Per Share	$(0.18)	$(0.04)	$(0.29)	$(0.06)

Basic Shares Outstanding (6)	60,170	61,455	59,980	61,400

Diluted Shares Outstanding (6)	60,170	61,455	59,980	61,400

(1) Includes property impairments, closed restaurant lease reserves, other closing expenses, losses / (gains) on sales of properties, and a $2.0 million partial trademark impairment charge of the Lime Fresh trademark during Q2 FY16.
(2) On September 13, 2016, our then Chairman, President, and Chief Executive Officer left the Company. Accordingly, we recorded severance, unused vacation, and other benefit costs of $3.0 million, a charge of approximately $0.9 million in connection with the accelerated vesting of certain share-based awards, and other related payments of $0.3 million. In Q1 FY16, our then President Ruby Tuesday Concept and Chief Operations Officer left the Company. Accordingly, included within our share-based compensation expense for Q1 FY16 is a forfeiture credit of $1.3 million in connection with the forfeiture of certain share-based awards.
(3) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest expense and included in EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.
(4) Represents the tax impact of the adjustments to Net Loss at the Company's statutory tax rate (39.69%).
(5) Represents the Company's Income Tax Benefit adjusted to the Company's statutory tax rate.
(6) Net Loss and Adjusted Net Loss per share figures are calculated based on diluted shares outstanding.

Ruby Tuesday, Inc.
Number of Restaurants at End of Period

	November 29,	December 1,
	2016	2015
Ruby Tuesday:
Company-Owned	546	655
Domestic Franchised	18	28
International Franchised	49	50
Total	613	733

Lime Fresh:
Company-Owned	0	8
Domestic Franchised	0	8
Total	0	16

Total Restaurants:
Company-Owned	546	663
Domestic Franchised	18	36
International Franchised	49	50
System-wide total	613	749

CONTACT:
ICR
Investor Relations
Melissa Calandruccio, 646-277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
Christine Beggan, 203-682-8329
RubyTuesday@icrinc.com